Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of September 12, 2013 (the “Effective Date”) by Spirit AeroSystems, Inc., a Delaware corporation (“we,” “us,” “our,” and other similar pronouns), and Kevin Matthies (“you,” “your,” “yours,” and other similar pronouns). Our parent company is Spirit AeroSystems Holdings, Inc. (“Holdings”), and references in this Agreement to “Spirit” mean us and Holdings collectively.
Recitals
A. We are engaged in the manufacture, fabrication, maintenance, repair, overhaul, and modification of aero structures and aircraft components, and market and sell our products and services to customers throughout the world (together with any other businesses in which Spirit may in the future engage, by acquisition or otherwise, the “Business”).
B. We have agreed to employ you as our Vice President, Airbus & A350, and you have agreed to accept such employment in accordance with the terms and conditions of this Agreement.
C. In the course of performing your duties for us, you are likely to acquire confidential and proprietary information belonging to us, our customers, and our suppliers, develop relationships that are vital to our Business and goodwill, and acquire other important assets in which we have a protectable interest, and you have agreed to the covenants in this Agreement required to protect those assets.
Agreement
In consideration of the foregoing and the representations, warranties and mutual covenants herein, you and we agree as follows:
1.Employment
(a)Position and Responsibility We agree to employ you as our Vice President, Airbus & A350, to perform such duties in and about our Business as are appropriate for a person in such position, which may include serving as an executive officer or member of the board of directors of any other affiliated company at our request. The job title and duties referred to in the preceding sentence may be changed by us in our sole discretion at any time. Your office will be at our headquarters in Wichita, KS. You will devote your full time to this employment.
(b)Employment Period Your employment will commence on the Effective Date, will continue for a period of two years after the Effective Date (the “Initial Term”), and will be automatically extended for successive one-year periods thereafter (each a “Renewal Term”), unless either of us provides the other with written notice at least ninety days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable, that such period will not be so extended (the Initial Term and any Renewal Term are, collectively, the “Employment Period”). In all cases, your employment 1s subject to earlier termination as provided in this Agreement.

2.Performance
You will devote your best efforts and abilities to faithfully preserve and advance our Business, welfare, and best interests. You will strictly comply with all Spirit rules, policies, and procedures in effect and as amended from time to time, including, but not limited to, our Code of Ethical Business Conduct, Insider Trading Policy, Anti-Bribery Policy, Related Person Transaction Policy, Special Security Agreement, and internal and disclosure controls; follow all applicable U.S. and foreign laws and regulations; and be governed by our decisions and instructions consistent with the duties assigned to you.
3.Compensation
Except as otherwise provided herein, for all services to be performed by you in any capacity, including without limitation any services as an officer, director, member of any committee, or any other duties assigned to you, during the Employment Period we win pay or provide you with the following, and you will accept the same, as compensation for your covenants in and performance of your duties under this Agreement:
(a)Base Salary You will be entitled to an annual salary of $300,000 (“Base Salary”), which will be paid in accordance with-our policies and procedures. The Base Salary may be changed from time to time on a discretionary basis or based upon your and/or our performance or such other factors as the Board or the Board’s compensation committee (“Committee”) deems appropriate in its sole discretion.
(b)Sign On Bonuses
i. Signing Bonus – Cash In consideration of entering into this Agreement, you will receive a cash bonus of $125,000 (the “Signing Bonus”), payable as soon as administratively practicable after the Effective Date. Payment of the Signing Bonus is conditioned upon you being employed on the date payment is made and remaining employed by us for a period of not less than one year after the Effective Date. If the foregoing condition precedent is not satisfied, the Signing Bonus must be immediately repaid to us, except that you will not be required to repay any amount if you are terminated by us without Cause. In the event of your termination under circumstances that require repayment of the Signing Bonus, we may deduct from your paycheck(s) (or other amounts owed to you) an amount equal to the amount due to be repaid. To the extent such deductions are not sufficient to fully reimburse us, you will remain obligated to pay us in full for such amounts still due and owing.
ii.Signing Bonus – Restricted Stock Subject to approval by the Holdings board of directors, in consideration of entering into this Agreement, we will grant you a one-time award of $240,000 of restricted stock (the “Bonus Shares”) under the Spirit AeroSystems Holdings, Inc. Long-Term Incentive Plan, as amended or restated from time to time (the “LTIP”), subject to the terms and provisions of the LTIP and this Section 3(b). The Bonus Shares will vest in accordance with the following vesting schedule:

Years of Service	Percent Vested
After Effective Grant Date	in Bonus Shares
Less than 2	0%
2 but less than 3	33%
3 but less than 4	66%
4 or more	100%
For purposes of this vesting schedule, the “Effective Grant Date” will be May 7, 2013, which is the same date grants of shares under the LTIP were made to the broad class of LTIP participants for 2013, with the effect that the Bonus Shares will vest on the same schedule as the shares previously awarded to the broad class of LTIP participants for 2013. You will be credited with a year of service after the Effective Grant Date for each 12-month period after the Effective Grant Date during which you are continuously performing services (or deemed to be continuously performing services) for us.
iii.Number of Shares For purposes of determining the number of shares of stock to be granted in connection with the award described in the foregoing clause (ii), the total dollar value of the award will be divided by an amount equal to the average of the opening value and the closing value of a share of our Class A common stock traded on the New York Stock Exchange, as determined on the third trading day after the date on which we publicly announce our earnings for the third fiscal quarter of 2013. The number of shares so determined with respect to each award will be rounded up to the nearest whole number.
(c)Short-Term Incentive Plan You are eligible to participate in the Spirit AeroSystems Holdings, Inc. Short-Term Incentive Plan, as amended or restated from time to time (“STIP”), pursuant to and in accordance with the terms and conditions of the STIP. Your STIP award opportunity will be 60% of Base Salary if target performance goals are reached and 120% of Base Salary if outstanding performance goals are reached. If target performance goals are not reached, you will be entitled to such incentive compensation, if any, as is otherwise provided by the STIP and our policies. In addition to the foregoing, we agree that (i) for the 2013 plan year, you will be entitled to an incentive compensation award under the STIP of not less than 60% of Base Salary; (ii) the amount you are entitled to receive for the 2013 plan year will not be prorated due to service for less than the full 2013 plan year; and (iii) the minimum STIP award payable to you for the 2013 plan year, plus any additional award attributable to performance in excess of target, will be paid to you 100% in cash in or about February 2014.
(d)Long-Term Incentive Plan You are eligible to participate in annual awards under the LTIP granted by the Board or the Committee, pursuant to and in accordance with the terms and conditions of the LTIP, as amended or restated from time to time. Each year of the Initial Term, you will receive an annual LTIP award equal to 80% of Base Salary. Your annual LTIP awards will be granted at the time and on the terms that we grant annual LTIP awards to our other executives.
(e)Nonqualified Deferred Compensation Plan You are eligible to participate in the Spirit AeroSystems Holdings, Inc. Amended and Restated Deferred Compensation Plan, as

amended or restated from time to time (“DCP”), subject to and in accordance with the terms and provisions of the DCP. You may elect to voluntarily defer compensation under the DCP in accordance with the terms and conditions of the DCP and the plan administrator’s policies and procedures. In addition to any salary-reduction contributions you may timely elect to make under the DCP, on or about December 31 of each year during which you are employed and actively performing services for us, we will make an employer discretionary contribution to the DCP equal to 5% of the base salary paid to you for that year, which amount will be contributed to an employer discretionary contribution account established for you under the DCP and will be held and administered in accordance with the terms and conditions of the DCP, including, but not limited to, the conditions set forth in Article VI thereof.
(f)Other Benefit Plans You will also be eligible to participate in other executive benefit plans, policies, practices, and arrangements in which one or more of our senior executives is eligible to participate from time to time, including without limitation (i) any defined benefit or defined contribution retirement plan, excess or supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor-income and life insurance plan, executive financial planning program, or other arrangement, or any successors thereto; (ii) any perquisite allowance or reimbursement arrangement the Board or Committee may adopt; and (iii) such other benefit plans as we may establish or maintain from time to time (collectively “Benefit Plans”). Your entitlement to any other compensation or benefits will be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.
(g)Earned Time Off You will be provided with earned time off and 12 paid holidays each year in accordance with our policies and practices in effect from time to time. Notwithstanding any contrary policy or practice, however, you will be credited with a minimum of 25 days of earned time off per year, of which 10 days will be immediately available to you upon the Effective Date.
(h)Fringe Benefits You will be provided with all other fringe benefits and perquisites awarded by the Board or Committee for your position level from time to time, including relocation benefits at the Company’s Level 3 Policy, but excluding any home sale assistance benefits under the Company’s Level 3 Policy.
(i)Withholding Taxes We will have the right to deduct from all payments made to you hereunder any federal, state, local and foreign taxes required by law to be withheld.
(j)Expenses During your employment, we will promptly pay or reimburse you for all reasonable out-of-pocket expenses incurred by you in the performance of your duties, in accordance with our policies and procedures then in effect.
The payment or reimbursement of expenses described in this Section 3(j) are not intended to provide for the deferral of compensation within the meaning of Code Section 409A because all such expenses are to be paid or reimbursed currently and/or will be tax-free. To the extent such expenses are deemed to provide for the deferral of compensation within the meaning of Code Section 409A, they are intended to meet the requirements of a specified date or a fixed schedule of payments, and this reimbursement provision will be interpreted and applied in a manner consistent with such requirements. The right to payment of, or reimbursement for, expenses is not subject to liquidation or exchange for any other benefit.
(k)Special Performance Bonuses for 2014 and 2015 We will work with you in good faith to establish a special performance bonus program to include (1) a performance bonus opportunity of $100,000 payable in December 2014, if 2014 performance objectives are achieved and other agreed terms and conditions are satisfied, and (2) a performance bonus opportunity of $50,000 payable in December 2015, if 20l5 performance objectives are achieved and other agreed terms and conditions are satisfied.
(l)Discretionary Bonus Award You will be eligible for consideration for any discretionary cash or equity bonus awarded by our CEO, the Board, or the Committee from time to time on such terms as our CEO, the Board, or the Committee may establish. Your target discretionary bonus will be 10% of earned Base Salary.
4.Restrictions
(a)Acknowledgements You acknowledge and agree that (i) during the Employment Period, because of the nature of your responsibilities and the resources provided by us, you will acquire and/or develop valuable and confidential skills, information, trade secrets, and relationships with respect to our Business; (ii) you may develop on our behalf a personal relationship with various persons, including but not limited to representatives of customers and suppliers, where you may be a principal or our only contact with such persons and as a consequence, you will occupy a position of trust and confidence to us; (iii) the Business involves the manufacturing, marketing, and sale of our products and services to customers throughout the world, our competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services to be performed by you involve aspects of both our domestic and international business; and (iv) it would be impossible or impractical for you to perform your duties without access to our confidential and proprietary information and contact with persons who are valuable to our Business and goodwill.
(b)Reasonableness In view of the foregoing and in consideration of the remuneration to be paid to you, you agree that it is reasonable and necessary for the protection of our Business and goodwill that you undertake the covenants in this Section 4 regarding your conduct during and subsequent to your employment by us, and acknowledge we will suffer irreparable injury if you engage in any conduct prohibited by this Section 4.
(c)Non-Compete During the Employment Period and for a period of (1) in the case of involuntary termination without Cause, one year after termination of employment, and (2) in the case of termination of employment for any other reason, two years after such termination of employment, neither you nor any individual, corporation, partnership, limited liability company, trust, estate, joint venture, or other organization or association (“Person”) with your assistance nor any Person in which you directly or indirectly have any interest of any kind (without limitation) will, anywhere in the world, directly or indirectly own, manage, operate, control, be employed by, serve as an officer or director of, solicit sales for, invest in, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business that is engaged, in whole or in part, in the Business, or any business that is competitive with the Business or any portion thereof, except for our exclusive benefit. You will not be deemed to have breached the provisions of this Section 4(c) solely by holding, directly or indirectly, not greater than 2% of the outstanding securities of a company listed on a national securities exchange.
(d)Non-Solicitation During the Employment Period and for a period of (1) in the case of involuntary termination without Cause, one year after termination of employment, and (2) in the case of termination of employment for any other reason, two years after such termination of employment, neither you nor any Person with your assistance nor any Person in which you directly or indirectly have an interest of any kind (without limitation) will, directly or indirectly (A) solicit or take any action to induce any employee to quit or terminate their employment with us or our affiliates; or (B) employ as an employee, independent contractor, consultant, or in any other position any person who was an employee of ours or our affiliates during the aforementioned period.
(e)Confidentiality
(i)Confidential Information For purposes of this Agreement, “Confidential Information” means any information (whether in written, oral, graphic, schematic, demonstration, or electronic format, whether or not specifically marked or identified as confidential, and whether obtained by you before or after the Effective Date), not otherwise publicly disclosed by Spirit, regarding (without limitation) Spirit, its Business, customers, suppliers, business partners, prospects, contacts, contractual arrangements, discussions, negotiations, evaluations, labor negotiations, bids, proposals, aircraft programs, costs, pricing, financial condition or results, plans, strategies, governmental relations, projections, analyses, methods, processes, models, tooling, know-how, trade secrets, discoveries, research, developments, inventions, engineering, technology, proprietary information, intellectual property, designs, computer software, intelligence, legal or regulatory compliance, accounting decisions, opportunities, challenges, and any other information of a confidential or proprietary nature. Notwithstanding the foregoing, Confidential Information will not include any information that (A) you are required to disclose by the order of a court or administrative agency, subpoena, or other legal or administrative demand, so long as (1) you give us written notice and an opportunity to contest or seek confidential treatment of such disclosure; and (2) you fully cooperate at our expense with any such contest or confidential treatment request; (B) has been otherwise publicly disclosed or made publicly available by Spirit; or (C) was obtained by you in good faith after your employment with us ended from a source that was under no obligation of confidentiality to Spirit or any customer or supplier.
(ii)Non-Use and Non-Disclosure Without our express written consent, you will not at any time (whether during the Employment Period or after any termination of your employment for any reason) use for any purpose (other than for our exclusive benefit) or disclose to any Person (except at our direction) any Confidential Information.

(f)Effect of Breach You agree that a breach of this Section 4 cannot adequately be compensated by money damages and, therefore, we will be entitled in addition to any other right or remedy available to us (including, but not limited, to an action for damages, accounting, or disgorgement of profit), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and you consent to the issuance of such injunction and the ordering of specific performance without the requirement for us to post a bond or other security or to prove lack of an adequate remedy at law.
(g)Other Rights Preserved Nothing in this Section 4 eliminates or diminishes rights we may have with respect to the subject matter hereof under other agreements, our governing documents or statutes, or provisions of law (including but not limited to common law and the Uniform Trade Secrets Act), equity, or otherwise. Without limiting the foregoing, this Section 4 does not limit any rights we may have under any Spirit policies or any agreements with you regarding Confidential Information.
5.Termination Your employment with us will terminate upon the following circumstances:
(a)Without Cause At any time at the election of either you or us for any reason or no reason, without Cause, but subject to the provisions of this Agreement. It is expressly understood that your employment is strictly “at will.”
(b)Cause At any time at our election for Cause.
“Cause” for this purpose means (i) your commission of a material breach of this Agreement or acts involving fraud, material and intentional dishonesty, material and intentional unauthorized disclosure of Confidential Information, the commission of a felony or other crime involving moral turpitude, or material violation of Spirit policies; (ii) direct and deliberate acts constituting a material breach of your duty of loyalty to Spirit; (iii) your refusal or material failure (other than by reason of your serious physical or mental illness, injury, or medical condition) to perform your job duties and responsibilities, including, but not limited to, any duties or responsibilities reasonably assigned to you by the Board, if such refusal or failure is not remedied within 30 days after you receive written notice thereof from the Board; (iv) your material underperformance, as reflected in two consecutive written performance reviews provided to you not less than 6 months apart; or (v) your inability to obtain and maintain the appropriate level of United States security clearance.
(c)Death or Disability Your death or your inability to perform the services required of you for a period of 180 days during any twelve-month period (“Disability”).
6.Effect of Termination
(a)General Rule If your employment terminates for any reason other than as described in Section 6(b) below, we will pay your compensation only through the last day of employment, and, except as otherwise expressly provided in this Agreement or the STIP, the LTIP, the DCP, or any Benefit Plan, we will have no further obligation to you.

(b)Termination Without Cause If your employment is terminated by us without Cause at any time during the Initial Term of the Agreement, then for so long as you comply with your continuing obligations under Section 4 we will (1) continue to pay your monthly Base Salary in effect immediately before termination of your employment for a period of six months, and (2) at our option, either pay the cost of COBRA medical and dental benefits coverage for a period of six months or pay you an amount each month for six months equal to the cost of providing COBRA medical and dental benefits.
To receive the benefits described in this Section 6(b), you will be required to sign a general release of claims in a form we deem acceptable. The release must be provided, and any revocation period must have expired, not later than 60 days after termination of employment. If the foregoing conditions are satisfied then, except as provided below, payment of salary continuation and other benefits will begin 60 days after termination of employment.
Notwithstanding any contrary provision of this Section 6(b), if you are a Specified Employee at the time employment terminates, the payments described in Section 6(b) will, to the extent such amounts are deferred compensation within the meaning of Code Section 409A, be delayed until the date that is the earlier of (i) six months after your termination of employment, or (ii) the date of your death, and upon reaching that date, all amounts that would have been paid during the six-month delay period, plus interest thereon at the prime rate (as published in the Wall Street Journal) from the date the payment would have been made but for this paragraph to the date of payment, will be paid in a single lump sum, and all remaining amounts will be paid in equal monthly payments for the remainder of the Salary Continuation Period.
“Specified Employee” means that, with respect to a corporation any stock in which is publicly traded on an established securities market or otherwise, you are, or are treated under Code Section 409A as, either (A) an officer having annual compensation greater than $130,000 (as adjusted for cost-of-living increases in accordance with Code Section 416(i)(1)(A) and Code Section 415(d)), (B) a 5% owner, or (C) a 1% owner having annual compensation from the corporation of more than $150,000. For purposes of determining your percentage ownership, the constructive-ownership rules described in Code Section 416(i)(1)(B) will apply. The determination whether you are a Specified Employee will be made in accordance with regulations issued under Code Section 409A and other available guidance.
Except as otherwise expressly provided in this Agreement or in any Benefit Plan, we will have no further obligation to you.
(c)Disability or Death If your employment terminates due to Disability or death, we will pay your monthly Base Salary only through the date of termination.
(d)Your Post-Termination Obligations On termination of employment for any reason, (1) you will resign as of the date of such termination as a director and officer of Spirit and its affiliates and as a fiduciary of any of Spirit’s or its affiliates’ benefit plans, (2) you will promptly execute and deliver upon such termination any document reasonably required by Spirit or an affiliate to evidence the foregoing resignations, (3) you will immediately deliver to us all Confidential Information, all copies and embodiments thereof, and all records, notes, worksheets, schematics, customer lists, supplier lists, memoranda, computer files and storage devices, analyses and derivative works based thereon or which relate in any way thereto, and (4) you will pay to us any amounts due and owing by you as specified in this Agreement.
(e)Survival of Provisions Your obligations under 4 through 9 of this Agreement will survive the expiration or termination of your employment for any reason.
7.Representations and Warranties You represent and warrant to us that:
(a)No Conflicts To the best of your knowledge, you are under no duty (whether contractual, fiduciary or otherwise) that would prevent, restrict or limit you from entering into this Agreement and fully performing all duties and services for us, and the performance of such duties and services will not conflict with any other agreement, policy or obligation by which you are bound.
(b)No Hardship Your experience and/or abilities are such that observance of the covenants in this Agreement will not cause you any undue hardship and will not unreasonably interfere with your ability to earn a livelihood.
8.Clawback Right You acknowledge that certain amounts paid under this Agreement or the Benefit Plans described herein are subject to any Spirit policy on the recovery of compensation (i.e., a so-called “clawback policy”), as it exists now or as later adopted, and as thereafter amended from time to time.
9.Mediation
(a)General Obligation to Mediate Except as provided in this Agreement, prior to initiating any legal action, the parties agree to submit all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that this Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) or the dealings or relationship between them (“Disputes”) to mediation in Wichita, Kansas, in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect. The mediation will be private, confidential, voluntary, and nonbinding. Either party may withdraw from the mediation at any time before signing a settlement agreement by giving written notice to the other party and the mediator. The mediator will be neutral and impartial. The mediator will be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. Each party will pay its respective attorneys’ fees and other costs associated with the mediation, and each party will equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within 90 days of its submission to mediation, the parties may proceed with legal action.
(b)Confidentiality The parties agree that they will not disclose, or permit those acting on their respective behalf to disclose, any aspect of the proceedings under Section 9(a), including but not limited to the resolution or the existence or amount of any award, to any Person, unless divulged (i) to an agency of the federal or state government; (ii) pursuant to a court or administrative order; (iii) pursuant to a requirement of law; (iv) pursuant to prior written consent of the parties; (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award; or (vi) by Spirit, to the extent required under federal securities laws and regulations. This provision does not prohibit the parties’ disclosure of the terms of any settlement to their attorney(s), accountant(s), financial advisor(s), or family members, so long as such persons first agree to comply with the provisions of this Section 9(b).
(c)Injunctions Notwithstanding anything to the contrary in this Section, the parties will have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction.
1.General
(a)Notices All notices required or permitted under this Agreement must be in writing and may be given by personal delivery, effective on the day of such delivery, or may be mailed by certified mail, return receipt requested, effective three business days after the date of mailing, addressed as follows:
To us:
Spirit AeroSystems, Inc.
Attention: Senior Vice President, General Counsel and Secretary
3801 S. Oliver P.O. Box 780008, Mail Code K11-60
Wichita, KS 67278-0008
Facsimile: 316.529.4539
Email: jon.d.lammers@spiritaero.com
or such other person or contact information as designated in writing to you.
To you:
Kevin Matthies
at your last known residence address, email, or facsimile number or to such other contact information as designated in writing to us.
(b)Successors Neither this Agreement nor any right or interest herein will be assignable or transferable (whether by pledge, grant of a security interest or otherwise) by you or your beneficiaries or legal representatives, except by will, the laws of descent and distribution, or inter vivos revocable living grantor trust as your beneficiaries, and any other purported assignment will be void. This Agreement will be binding upon and will inure to the benefit of Spirit, its successors and assigns, and will be binding on you and your heirs, beneficiaries, and legal and personal representatives.
(c)Waiver, Modification, and Interpretation No provisions of this Agreement may be modified, waived, or discharged except by written instrument signed by you and an appropriate officer of Spirit empowered to sign the same by our or Holdings’ Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.
(d)Interpretation The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Kansas, except that the corporate law of the State of Delaware will govern issues related to the issuance of common stock. Any action brought to enforce or interpret this Agreement will be maintained exclusively in the state and federal courts located in Wichita, Kansas.
(e)Headings The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement will be interpreted for or against either party on the basis that such party was the draftsman of such provision, and no presumption or burden of proof will arise disfavoring or favoring either party by virtue of the authorship of any provision of this Agreement.
(f)Counterparts We and you may execute this Agreement in counterparts, each of which will be deemed an original and both of which will constitute a single instrument. In proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.
(g)Invalidity of Provisions If a court of competent jurisdiction declares that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, then in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible. If such court cannot so substitute or declines to so substitute for such illegal, invalid, or unenforceable provision (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will continue in full force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The covenants in this Agreement will each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of yours against us, predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by us of any covenants in this Agreement.
(h)Entire Agreement This Agreement (together with the documents expressly referred to herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between you and us, and may not be changed except by written instrument duly executed by you and us in the same manner as this Agreement.
(i)Compliance with Code Section 409A The amounts payable to you after separation from service under 6(b) (if any) are intended to be exempt from the definition of “deferred compensation” for purposes of Code Section 409A as amounts payable only in the event of involuntary termination without Cause. To the extent any such amounts constitute “deferred compensation” for purposes of Code Section 409A, then those amounts will be paid to you in equal monthly installments, and payment of such amounts may not be accelerated. This Section 10(i) and the terms of this Agreement are intended to comply with, and will be interpreted and construed in accordance with and in a manner that complies with, the requirements of Code Section 409A to the extent necessary.
[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date(s) set forth below, to be effective as of the Effective Date.

SPIRIT AEROSYSTEMS, INC.
Date: 9/12/2013                 By:    /s/Suzanne K. Scott
Name: Suzanne K. Scott
Title:     Director, Global Human
Resources

Date: 9/12/2013                     /s/ Kevin Matthies
Kevin Matthies